EXHIBIT 5.1

SIDLEY AUSTIN LLP ONE SOUTH DEARBORN CHICAGO, IL 60603 (312) 853 7000 (312) 853 7036 FAX	BEIJING BRUSSELS CHICAGO DALLAS FRANKFURT	GENEVA HONG KONG LONDON LOS ANGELES NEW YORK	SAN FRANCISCO SHANGHAI SINGAPORE TOKYO WASHINGTON, DC

FOUNDED 1866

December 22, 2006

The Western Union Company

12500 East Belford Avenue

Englewood, Colorado 80112

Re:	The Western Union Company
5.400% Notes due 2011, 5.930% Notes due 2016,
6.200% Notes due 2036 and Floating Rate Notes due 2008

Ladies and Gentlemen:

We refer to the Registration Statement on Form S-4 (the “Registration Statement”) being filed by The Western Union Company, a Delaware corporation (the “Issuer”), with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration, as more fully described in the Registration Statement, of the following: $1,000,000,000 aggregate principal amount of the Issuer’s 5.400% Notes due 2011 (the “New 5.400% Notes”), which are to be offered in exchange for an equivalent principal amount of currently outstanding 5.400% Notes due 2011 (the “Old 5.400% Notes”); $1,000,000,000 aggregate principal amount of the Issuer’s 5.930% Notes due 2016 (the “New 5.930% Notes”), which are to be offered in exchange for an equivalent principal amount of currently outstanding 5.930% Notes due 2016 (the “Old 5.930% Notes”); $500,000,000 aggregate principal amount of the Issuer’s 6.200% Notes due 2036 (the “New 6.200% Notes”), which are to be offered in exchange for an equivalent principal amount of currently outstanding 6.200% Notes due 2036 (the “Old 6.200% Notes”) and $500,000,000 aggregate principal amount of the Issuer’s Floating Rate Notes due 2008 (the “New Floating Rate Notes,” and together with the New 5.400% Notes, New 5.930% Notes and New 6.200% Notes, the “Exchange Notes”), which are to be offered in exchange for an equivalent principal amount of currently outstanding Floating Rate Notes due 2008 (the “Old Floating Rate Notes,” and together with the Old 5.400% Notes, Old 5.930% Notes and Old 6.200% Notes, the “Old Notes”). The Old 5.930% Notes were, and the New 5.930% Notes will be, issued under the Indenture, dated as of September 29, 2006 (the “September Indenture”), by and between the Issuer and Wells Fargo Bank, National Association, as trustee (the “Trustee”), and the Old 5.400% Notes, Old 6.200% Notes and Old Floating Rate Notes were, and the New 5.400% Notes, New 6.200% Notes and New Floating Rate Notes will be, issued under the Indenture, dated as of November 17, 2006 (the “November Indenture,” and together with the September Indenture, the “Indentures”), by and between the

Sidley Austin LLP is a limited liability partnership practicing in affiliation with other Sidley Austin partnerships

The Western Union Company

December 22, 2006

Issuer and the Trustee. Old Notes that are accepted in exchange for Exchange Notes will be cancelled and retired.

In rendering the opinions expressed below, we have examined and relied upon copies of the Registration Statement, the Indentures and the form of Exchange Notes. We have also examined originals, or copies of originals certified to our satisfaction, of such agreements, documents, certificates and other statements of governmental officials and other instruments, and have examined such questions of law and have satisfied ourselves as to such matters of fact, as we have considered relevant and necessary as a basis for this opinion letter. We have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures, the legal capacity of all natural persons and the conformity with the original documents of any copies thereof submitted to us for our examination. In addition, we have assumed that there will be no change in the laws currently applicable to the Issuer and that such laws will be the only laws applicable to the Issuer.

Based on the foregoing, and subject to the qualifications and limitations set forth below, we are of the opinion that:

1. The Western Union Company is duly incorporated and validly existing under the laws of the State of Delaware.

2. The Exchange Notes have been duly authorized by the Issuer.

3. Upon effectiveness of the Registration Statement, as finally amended (including all post-effective amendments, if any), under the Securities Act, qualification of the Indentures under the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”), execution and delivery of the Exchange Notes by the proper officers of the Issuer, authentication thereof by the Trustee in accordance with the provisions of the Indentures and receipt of the Old Notes by the Issuer in exchange for the Exchange Notes for the applicable series of Old Notes, the Exchange Notes will constitute valid and binding obligations of the Issuer except to the extent enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other similar laws relating to or affecting the enforcement of creditors’ rights generally and by the effect of general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).

This opinion letter is limited to the laws of the State of New York, the General Corporation Law of the State of Delaware and the federal laws of the United States of America. We do not find it necessary for the purposes of this opinion letter to cover, and accordingly we express no opinion as to, the application of the securities or blue sky laws of the various states or the District of Columbia to the exchange of the Exchange Notes, as contemplated by the Registration Statement. We assume no obligation to update or supplement this letter to reflect any facts or circumstances which may hereafter come to our attention with respect to the opinions expressed above, including any changes in applicable law which may hereafter occur.

The Western Union Company

December 22, 2006

We hereby consent to the filing of this opinion letter as an Exhibit to the Registration Statement and to the reference to our firm under the caption “Legal Matters.” In giving such consent, we do not thereby admit that we are within the category of persons for whom consent is required by Section 7 of the Securities Act or the related rules promulgated by the Commission thereunder.

Very truly yours,

/s/ Sidley Austin LLP